Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2020 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, February 23, 2021 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2020. A slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2020 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate press release issued today, Matador also provided its 2021 operating plan and 2021 market guidance.

Management Summary Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of five slides identified as ‘Chairman’s Remarks’ (Slides A through E) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for Matador’s outstanding results from the fourth quarter and full year 2020. The year 2020 was a challenging and difficult year, but the Matador team came together to meet the challenges and, as a result, Matador finished 2020 as a bigger and better company. The Board and I would like to commend and thank the entire Matador team for their positive and professional response to the challenges we faced in 2020.

Fourth Quarter 2020 Highlights and Achievements

“The fourth quarter of 2020 was an excellent and significant quarter for Matador (see Slide A). Our primary goals in the fourth quarter were to (1) achieve free cash flow, (2) use a portion of that free cash flow to begin paying down debt, (3) grow production by at least 8 to 10% sequentially and (4) ramp-up operations from San Mateo’s newly expanded infrastructure and achieve increased volumes and revenues for San Mateo. As you will see throughout this release, Matador accomplished or exceeded all of these goals and achieved record quarterly highs for oil, natural gas and total oil equivalent production, as well as record quarterly lows for drilling and completion costs per lateral foot and per-unit lease operating and general and administrative expenses. In addition, as we announced on February 17, 2021, Matador’s proved oil and natural gas reserves increased 7% year-over-year to 270.3 million barrels of oil equivalent, an all-time high for Matador, despite the 31% decrease in oil price and the 23% decrease in natural gas price the Company was required to use in estimating proved reserves at December 31, 2020 as compared to the prior year (see Slide B).

“Matador was particularly pleased to achieve free cash flow for the first time in the fourth quarter of 2020. Net cash provided by operating activities in the fourth quarter was $157.6 million, leading to fourth quarter 2020 adjusted free cash flow of $60.7 million. Given this strong free cash flow, Matador repaid $35 million in borrowings outstanding under our reserves-based credit facility during the fourth quarter and then repaid an additional $10 million in January 2021 (see Slide C). Further, at year-end 2020, Matador’s leverage ratio under our reserves-based credit facility was 2.9x, well below the sole covenant under our credit facility to maintain this leverage ratio below 4.0x. Matador expects to generate adjusted free cash flow in aggregate for full year 2021 and plans to continue using a significant portion of this discretionary cash flow to continue reducing the borrowings outstanding under our credit facility.

“Matador’s total oil equivalent production grew 14% sequentially to 83,200 BOE per day in the fourth quarter of 2020, above our expectations for 8 to 10% production growth in the fourth quarter and an all-time quarterly high for Matador, as we enjoyed the first full quarter of production from our recently completed Boros wells in the Stateline asset area and Leatherneck wells in the Greater Stebbins Area. Our operations and asset teams also continued to achieve new milestones in their efforts to improve our capital efficiency and operating costs, achieving lower-than-

expected capital expenditures and operating expenses. Drilling and completion costs for all operated horizontal wells completed and turned to sales in the fourth quarter of 2020 averaged $625 per completed lateral foot, an all-time low for Matador (see Slide D). Lease operating expenses on a unit-of-production basis declined 8% sequentially to $3.20 per BOE, and general and administrative expenses on a unit-of production basis declined 4% sequentially to $2.16 per BOE—both were all time lows for Matador.

“San Mateo also achieved record quarterly results in the fourth quarter of 2020 (see Slide E). Natural gas gathering and processing, oil gathering and transportation and produced water handling volumes were all up significantly on a sequential basis in the fourth quarter of 2020, as San Mateo enjoyed the first full quarter of operations following the completion and successful startup of the expansion of the Black River Processing Plant and the related pipeline infrastructure and began gathering and processing natural gas and gathering, transporting and handling oil and produced water from Matador’s Stateline asset area and the Greater Stebbins Area. San Mateo also reported free cash flow in the fourth quarter of 2020, with net cash from operating activities of $26.1 million leading to adjusted free cash flow of $21.4 million. As a result, in January 2021, San Mateo repaid $11 million in borrowings outstanding under its credit facility. San Mateo expects to generate free cash flow throughout 2021 as well, given the current maintenance level of capital expenditures budgeted for 2021.

Dividend Initiation

“Given Matador’s strong finish to 2020 and our positive outlook for 2021 and beyond, Matador was very pleased to announce yesterday that the Board of Directors has adopted a dividend policy pursuant to which the Company intends to pay quarterly cash dividends on its common stock of $0.025 per share. Pursuant to this policy, the Board declared Matador’s first quarterly cash dividend of $0.025 per share of common stock payable on March 31, 2021 to shareholders of record as of March 24, 2021. The announcement of Matador’s first cash dividend marks another significant step for Matador in returning value to our shareholders and reflects our confidence in Matador’s financial strength and ability to generate sustained free cash flow going forward.

2021 Operating Plan and Market Guidance

“Finally, in conjunction with this earnings release, we have also released today our 2021 operating plan and market guidance. As you will see in that companion release, we believe that 2021 should be particularly exciting for Matador and its stakeholders, as we work to continue developing our excellent Delaware Basin assets, transition to free cash flow, continue to pay down debt and institute a dividend to augment our returns to shareholders. Our 2021 operating plan will focus on our federal properties, and in response to recent actions taken by the newly inaugurated Biden administration, we have elected to pick up a fourth operated drilling rig in March to ensure the orderly development of our federal leasehold in the Delaware Basin. We are off to a good start in 2021 and are certainly encouraged by the recent improvement in commodity prices. We are excited about the year ahead and believe our 2021 operating plan should generate substantial value growth for our stakeholders in the year ahead and for years to come.”

Fourth Quarter 2020 Operational and Financial Highlights

Adjusted Free Cash Flow Achieved in Fourth Quarter 2020

•Fourth quarter 2020 net cash provided by operating activities was $157.6 million (GAAP basis), leading to fourth quarter 2020 adjusted free cash flow (a non-GAAP financial measure) of $60.7 million. These cash flow measures were above Matador’s expectations for the fourth quarter and allowed the Company to repay $35 million in borrowings outstanding under its reserves-based revolving credit facility in the fourth quarter as noted below. Matador anticipates that it should generate positive adjusted free cash flow in aggregate for full year

2021, even in light of adding a fourth operated rig in March, given the current outlook for oil and natural gas prices in 2021.

Record Oil, Natural Gas and Oil Equivalent Production

•As summarized in the table below, Matador’s fourth quarter 2020 average daily oil, natural gas and total oil equivalent production were all record quarterly highs for the Company and above the Company’s expectations. The majority of the production increase resulted from better-than-expected performance from a number of wells completed and turned to sales during the first three quarters of 2020, including the first full quarter of production from the 13 Boros wells in the Stateline asset area that were turned to sales in September 2020. The Company also achieved better-than-expected results from several wells completed and turned to sales in the Rustler Breaks asset area during the fourth quarter.

		Production Change (%)
Production	Q4 2020 Average Daily Volume	Sequential(1)	Guidance(2)	Difference(3)	YoY(4)
Total, BOE per day	83,200	+14.0%	+8% to +10%	+5.0%	+12.8%
Oil, Bbl per day	48,000	+13.4%	+8% to +10%	+4.4%	+14.1%
Natural Gas, MMcf per day	210.9	+14.7%	+8% to +10%	+5.7%	+11.0%

(1) As compared to the third quarter of 2020.
(2) Production change previously projected, as provided on October 27, 2020.
(3) As compared to midpoint of guidance provided on October 27, 2020.
(4) Represents year-over-year percentage change from the fourth quarter of 2019.

Net Income, Earnings Per Share and Adjusted EBITDA

•Fourth quarter 2020 net loss (GAAP basis) was $89.5 million, or a net loss of $0.77 per diluted common share, a sequential increase from a net loss of $276.1 million in the third quarter of 2020, and a year-over-year decrease from net income of $24.0 million in the fourth quarter of 2019.

•Fourth quarter 2020 adjusted net income (a non-GAAP financial measure) was $32.3 million, or adjusted net income of $0.27 per diluted common share, a sequential increase from an adjusted net income of $11.6 million in the third quarter of 2020, and a year-over-year decrease from adjusted net income of $46.1 million in the fourth quarter of 2019.

•Fourth quarter 2020 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $150.1 million, a sequential increase from $121.0 million in the third quarter of 2020, and a year-over-year decrease from $181.0 million in the fourth quarter of 2019.

Record-Low Lease Operating and General and Administrative Unit Costs

•Lease operating expenses (“LOE”) in the fourth quarter of 2020 were a Matador-record low of $3.20 per BOE, an 8% sequential decrease from $3.48 per BOE in the third quarter of 2020, and a 28% year-over-year decrease from $4.43 per BOE in the fourth quarter of 2019. This record low LOE per BOE in the fourth quarter resulted primarily from (1) the Company’s ongoing efforts to reduce costs and improve the efficiency of its operations, (2) the 14% increase in total oil and natural gas production during the fourth quarter of 2020, (3) additional produced water being gathered by pipeline, including via San Mateo’s gathering systems, thereby reducing trucking costs, and (4) lower service costs.

•General and administrative (“G&A”) expenses in the fourth quarter of 2020 were a Matador-record low of $2.16 per BOE, a 4% sequential decrease from $2.25 per BOE in the third quarter of 2020, and a 32% year-over-year decrease from $3.17 per BOE in the fourth quarter of 2019. Matador’s G&A expenses continued to be positively impacted primarily by the G&A cost reductions initially implemented in the first quarter of 2020 and maintained throughout the remainder of the year. This record low G&A per BOE in the fourth quarter was also attributable to the 14% year-over-year increase in total oil and natural gas production during the fourth quarter.

Record-Low Drilling and Completion Costs of $625 per Completed Lateral Foot

•Drilling and completion costs for all operated horizontal wells completed and turned to sales in the fourth quarter of 2020 averaged $625 per completed lateral foot, a sequential decrease of 21% from average drilling and completion costs of $790 per completed lateral foot in the third quarter of 2020, and a decrease of 46% from average drilling and completion costs of $1,165 per completed lateral foot achieved in full year 2019. Drilling and completion costs of $625 per completed lateral foot were the lowest quarterly drilling and completion costs per completed lateral foot in Matador’s history.

•Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $63 million in the fourth quarter of 2020, or 21% below the Company’s estimate of $78 million for D/C/E capital expenditures during the quarter. For full year 2020, Matador’s D/C/E capital expenditures were approximately $450 million, or about 3% below the midpoint of Matador’s updated guidance of $465 million for full year 2020 D/C/E capital expenditures, as provided on October 27, 2020.

Total Borrowings and Leverage Ratio Below Expectations

•At December 31, 2020, total borrowings outstanding under Matador’s reserves-based credit facility were $440 million, a reduction of $35 million from total borrowings outstanding of $475 million at September 30, 2020. This reduction in borrowings outstanding of $35 million was $10 million more than the Company’s fourth quarter guidance for an anticipated repayment of $25 million under its reserves-based credit facility.

•At December 31, 2020, Matador’s leverage ratio, as defined in the Company’s reserves-based credit facility, was 2.9x, which was below the Company’s expectations for year-end 2020. The leverage ratio of 2.9x was also well below the sole covenant under the Company’s reserves-based credit facility to maintain this leverage ratio below 4.0x.

•In January 2021, Matador repaid an additional $10 million in borrowings outstanding under the reserves-based credit facility. Total borrowings outstanding under the reserves-based credit facility at February 23, 2021 were $430 million.

Dividend Initiation

•On February 22, 2021, Matador announced that its Board of Directors (the “Board”) adopted a dividend policy pursuant to which the Company intends to pay quarterly cash dividends on its common stock of $0.025 per share. Pursuant to this policy, the Board declared Matador’s first quarterly cash dividend of $0.025 per share of common stock payable on March 31, 2021 to shareholders of record as of March 24, 2021.

Note: All references to Matador’s net income (loss), adjusted net income (loss), Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income (loss), Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Net Production Volumes:(1)
Oil (MBbl)(2)	4,419	3,895	3,872
Natural gas (Bcf)(3)	19.4	16.9	17.5
Total oil equivalent (MBOE)(4)	7,653	6,715	6,785
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	48,028	42,340	42,087
Natural gas (MMcf/d)(6)	210.9	183.9	190.0
Total oil equivalent (BOE/d)(7)	83,183	72,989	73,749
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$40.99	$38.67	$56.36
Oil, with realized derivatives (per Bbl)	$38.59	$37.28	$56.78
Natural gas, without realized derivatives (per Mcf)(8)	$2.97	$2.27	$2.31
Natural gas, with realized derivatives (per Mcf)	$2.97	$2.27	$2.31
Revenues (millions):
Oil and natural gas revenues	$238.7	$189.1	$258.6
Third-party midstream services revenues	$15.1	$19.4	$17.7
Realized gain (loss) on derivatives	$(10.6)	$(5.4)	$1.7
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.53	$3.85	$3.88
Lease operating	$3.20	$3.48	$4.43
Plant and other midstream services operating	$1.62	$1.40	$1.51
Depletion, depreciation and amortization	$11.73	$13.11	$14.89
General and administrative(9)	$2.16	$2.25	$3.17
Total(10)	$22.24	$24.09	$27.88
Other (millions):
Net sales of purchased natural gas(11)	$1.2	$2.2	$0.7

Net (loss) income (millions)(12)	$(89.5)	$(276.1)	$24.0
(Loss) earnings per common share (diluted)(12)	$(0.77)	$(2.38)	$0.21
Adjusted net income (millions)(12)(13)	$32.3	$11.6	$46.1
Adjusted earnings per common share (diluted)(12)(14)	$0.27	$0.10	$0.39
Adjusted EBITDA (millions)(12)(15)	$150.1	$121.0	$181.0
Net cash provided by operating activities (millions)(16)	$157.6	$109.6	$198.9
Adjusted free cash flow (millions)(12)(17)	$60.7	$(18.0)	$(3.0)
San Mateo net income (millions)(18)	$26.2	$20.3	$19.6
San Mateo adjusted EBITDA (millions)(15)(18)	$35.4	$28.0	$26.5
San Mateo net cash provided by operating activities (millions)(18)	$26.1	$24.8	$23.8
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$21.4	$(28.6)	$(61.1)
D/C/E capital expenditures (millions)	$63.4	$94.5	$142.4
Midstream capital expenditures (millions)(19)	$7.4	$28.0	$25.4

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.

(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.42, $0.50 and $0.70 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2020, the third quarter of 2020 and the fourth quarter of 2019, respectively.
(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids (“NGL”) that are purchased from customers and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $3.9 million, $13.4 million and $34.7 million less expenses of $2.6 million, $11.1 million and $34.0 million in the fourth quarter of 2020, the third quarter of 2020 and the fourth quarter of 2019, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net (loss) income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to (loss) earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net (loss) income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures, net of the applicable portions of Five Point’s $50 million capital carry of Matador’s proportionate interest in San Mateo II, plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Operations Update

Drilling and Completion Activity

Matador operated three drilling rigs in the Delaware Basin during the fourth quarter of 2020 and continues to do so at February 23, 2021. Two of these rigs are currently operating in Matador’s Stateline asset area and one rig is currently drilling two wells in the Wolf asset area in Loving County, Texas. As highlighted in the Company’s 2021 operating plan and market guidance also released today, Matador expects to add a fourth rig to its operated drilling program in March 2021 and currently plans to operate four rigs in the Delaware Basin throughout the remainder of 2021. Matador has elected to pick up a fourth operated drilling rig in March 2021 to ensure the orderly development of the Company’s federal leasehold in the Delaware Basin going forward in response to recent actions taken by the newly inaugurated Biden administration. Additional details regarding Matador’s 2021 operating plans are provided in the Company’s 2021 Operating Plan and Market Guidance press release issued separately today.

Wells Completed and Turned to Sales

During the fourth quarter of 2020, Matador completed and turned to sales a total of 14 gross (4.3 net) wells in its various operating areas as shown in the table below. This total was comprised of five gross (2.6 net) operated wells and nine gross (1.7 net) non-operated wells. All five operated wells were two-mile laterals.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Antelope Ridge	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Arrowhead	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Ranger	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Rustler Breaks	5	2.6	8	1.7	13	4.3	1-1BS, 1-2BS, 1-3BS, 2-WC A
Stateline	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Twin Lakes	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Wolf/Jackson Trust	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Delaware Basin	5	2.6	8	1.7	13	4.3
South Texas	-	-	-	-	-	-	No wells turned to sales in Q4 2020
Haynesville Shale	-	-	1	0.0	1	0.0	No operated wells turned to sales in Q4 2020
Total	5	2.6	9	1.7	14	4.3

Note: WC = Wolfcamp; BS = Bone Spring. For example, 1-3BS indicates one Third Bone Spring completion and 2-WC A indicates two Wolfcamp A completions. Any “0.0” values in the table above reflect a net working interest of less than 5%, which does not round to 0.1.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from the five wells completed and turned to sales in the Rustler Breaks asset area in Eddy County, New Mexico during the fourth quarter of 2020, all of which are two-mile laterals. All five wells were completed and turned to sales at varying times during October and November 2020 and were the only operated wells the Company completed and turned to sales during the fourth quarter of 2020.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Rustler Breaks, Eddy County, NM
Ray State #113H	First Bone Spring	2,038	206	74%	Tested 1,511 Bbl of oil per day and 3.2 MMcf of natural gas per day.
Ray State #123H	Second Bone Spring	2,314	229	78%	Tested 1,814 Bbl of oil per day and 3.0 MMcf of natural gas per day.
Ace Stern Vegas #137H	Third Bone Spring	3,032	302	75%	Tested 2,286 Bbl of oil per day and 4.5 MMcf of natural gas per day.
Ace Stern Vegas #203H	Wolfcamp A-XY	2,219	225	73%	Tested 1,628 Bbl of oil per day and 3.5 MMcf of natural gas per day.
Ace Stern Vegas #204H	Wolfcamp A-XY	2,163	220	72%	Tested 1,555 Bbl of oil per day and 3.7 MMcf of natural gas per day.
(1) 24-hr IP per 1,000 feet of completed lateral length.

As previously noted in this earnings release, drilling and completion costs for these five operated wells completed and turned to sales in the Rustler Breaks asset area in the fourth quarter of 2020 averaged approximately $625 per completed lateral foot. These costs were the lowest quarterly drilling and completion costs per lateral foot that Matador has achieved to date in the Delaware Basin.

Matador was very encouraged by the results from the Ray State #113H well, which was another successful test of the First Bone Spring formation moving north in the Rustler Breaks asset area. This well’s test result and strong initial production performance demonstrate yet again the potential for the First Bone Spring formation throughout the Rustler Breaks asset area.

Matador was also very pleased with the 24-hour IP test results from the Ace Stern Vegas wells, including the high oil cuts from each of these three wells. The Ace Stern Vegas #137H well was Matador’s first test of the Third Bone Spring formation this far north in the Rustler Breaks asset area, and the Company was very encouraged by the strong test results from this well, which bodes well for the further prospectivity of the Third Bone Spring formation in the northern portion of the Rustler Breaks asset area.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, increased 6% sequentially from $38.67 per barrel in the third quarter of 2020 to $40.99 per barrel in the fourth quarter of 2020.  Matador’s weighted average oil price differential relative to the NYMEX West Texas Intermediate (WTI) benchmark, inclusive of the monthly roll and transportation costs, improved from ($2.25) per barrel in the third quarter of 2020 to ($1.71) per barrel in the fourth quarter of 2020.

For the first quarter of 2021, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of ($1.00) to ($2.00) per barrel.

Matador’s realized loss on derivatives (commodity price hedges) of approximately $10.6 million in the fourth quarter of 2020 was primarily attributable to certain losses associated with its oil swaps with a strike price of $35.00 per barrel. The Company put these oil swaps in place when restructuring its oil hedges early in the second quarter of 2020 to protect the balance sheet and ensure it would remain in compliance with its sole reserves-based credit facility leverage covenant in 2020, which requires the Company to maintain a leverage ratio, as defined in the credit agreement, below 4.0x. Overall, this restructuring of the Company’s oil hedges proved effective, as Matador realized a net gain on derivatives of $38.9 million for the year ended December 31, 2020 and ended the year with a leverage ratio of 2.9x. Please see the accompanying slide presentation for a more complete summary of Matador’s current oil and natural gas derivative positions.
Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, increased 31% sequentially from $2.27 per thousand cubic feet in the third quarter of 2020 to $2.97 per thousand cubic feet in the fourth quarter of 2020. Matador realized a weighted average natural gas price differential of +$0.21 per thousand cubic feet above the average NYMEX Henry Hub natural gas price in the fourth quarter, as compared to a differential of +$0.15 per thousand cubic feet above the average NYMEX Henry Hub natural gas price in the third quarter of 2020. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

For the first quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be in the range of +$0.50 to +$1.00 per thousand cubic feet, primarily attributable to improved natural gas price differentials at the Waha hub in West Texas, as well as to recent improvements in prices for NGLs.

Matador realized no gains or losses on any of its natural gas hedges in place during the fourth quarter of 2020.

San Mateo Highlights and Update

Operating Highlights and Financial Results

During the fourth quarter of 2020, San Mateo, Matador’s midstream affiliate, enjoyed the first full quarter of operations following the completion and successful start-up of the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) in the third quarter. The expansion of the Black River Processing Plant added an incremental designed inlet capacity of 200 million cubic feet of natural gas per day to the previously designed inlet capacity of 260 million cubic feet per day for a total designed inlet capacity of 460 million cubic feet per day. The expanded Black River Processing Plant supports Matador’s exploration and development activities in the Delaware Basin and is currently gathering and processing natural gas from Matador’s Stateline asset area and from the Stebbins and surrounding leaseholds in the Arrowhead asset area (the “Greater Stebbins Area”). The Black River Processing Plant also processes natural gas from Matador’s Rustler Breaks asset area and provides natural gas processing services for other San Mateo customers in the area.

The fourth quarter of 2020 was also the first full quarter of operations for approximately 43 miles of large diameter natural gas gathering pipelines that San Mateo placed in service during the third quarter of 2020 between the Black River Processing Plant and Matador’s Stateline asset area (approximately 24 miles) and the Greater Stebbins Area (approximately 19 miles). In addition, San Mateo also enjoyed the first quarter of operations for approximately 19 miles of various diameter crude oil pipelines from certain points of origin in the Greater Stebbins Area to the existing San Mateo interconnect with a subsidiary of Plains All American Pipeline, L.P. in Eddy County, New Mexico. San Mateo is currently gathering or transporting Matador’s oil and natural gas production via pipeline in both the Stateline asset area and the Greater Stebbins Area, as well as in the Wolf and Rustler Breaks asset areas. San Mateo is handling Matador’s produced water in each of these areas as well.

San Mateo’s operations in the fourth quarter of 2020 were highlighted by sequential increases in natural gas gathering and processing, water handling and oil gathering and transportation volumes. As expected, natural gas gathering and processing volumes, water handling volumes and oil gathering and transportation volumes all increased significantly in the fourth quarter of 2020 as San Mateo gathered, transported, processed and handled the first full quarter of oil and natural gas production and produced water from Matador’s recently completed Boros wells in the Stateline asset area and the Leatherneck wells in the Greater Stebbins Area.

Operating Highlights

During the fourth quarter of 2020, San Mateo:

•Gathered and transported an average of 42,500 barrels of oil per day, a 39% sequential increase, as compared to 30,600 barrels per day in the third quarter of 2020, and a 59% year-over-year increase, as compared to 26,700 barrels per day in the fourth quarter of 2019.

•Handled an average of 260,000 barrels of produced water per day, a 12% sequential increase, as compared to 233,000 barrels per day in the third quarter of 2020, and a 22% year-over-year increase, as compared to 213,000 barrels per day in the fourth quarter of 2019.

•Gathered an average of 216 million cubic feet of natural gas per day, a 12% sequential increase, as compared to 193 million cubic feet per day in the third quarter of 2020, and an 18% year-over-year decrease, as compared to 262 million cubic feet per day in the fourth quarter of 2019.

•Processed an average of 175 million cubic feet of natural gas per day at the Black River Processing Plant, a 17% sequential increase, as compared to 150 million cubic feet per day in the third quarter of 2020, and a 24% year-over-year decrease, as compared to 232 million cubic feet per day in the fourth quarter of 2019.

Financial Results

During the fourth quarter of 2020, San Mateo achieved record financial results, including:

•Net income (GAAP basis) of $26.2 million, a 29% sequential increase from $20.3 million in the third quarter of 2020, and a 34% year-over-year increase from $19.6 million in the fourth quarter of 2019. This quarterly result was a record high for San Mateo and above the Company’s expectations for the fourth quarter, primarily resulting from stronger-than-expected production volumes from Matador’s Boros and Leatherneck wells.

•Adjusted EBITDA (a non-GAAP financial measure) of $35.4 million, a 27% sequential increase from $28.0 million in the third quarter of 2020, and a 34% year-over-year increase from $26.5 million in the fourth quarter of 2019. This quarterly result was a record high for San Mateo and above the Company’s expectations for the fourth quarter for the reasons noted above.

•Net cash provided by San Mateo operating activities (GAAP basis) of $26.1 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $21.4 million. San Mateo achieved these cash flow measures in the fourth quarter as a result of the completion of the significant expansion projects in Eddy County, New Mexico during the third quarter of 2020. San Mateo expects to generate adjusted free cash flow going forward, assuming a maintenance level of capital expenditures in future periods.

•In January 2021, San Mateo repaid $11 million in borrowings outstanding under its credit facility. Total borrowings outstanding under the San Mateo credit facility at February 23, 2021 were $323 million. The San Mateo credit facility is non-recourse with respect to Matador.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $7 million in the fourth quarter of 2020, about $6 million less than the Company’s estimate of $13 million for the fourth quarter, primarily attributable to both cost savings on completed projects and the timing of operations. For full year 2020, Matador’s portion of San Mateo’s capital expenditures was approximately $88 million, or about 7% below the midpoint of Matador’s guidance of $95 million for its portion of San Mateo’s full year 2020 capital expenditures. San Mateo’s full year 2020 capital expenditures totaled approximately $200 million.

Conference Call Information

The Company will host a live conference call on Wednesday, February 24, 2021, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2020 financial and operational results, as well as its 2021 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 6492069. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will also be available on the Company’s website through March 31, 2021.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.
Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and our business; the operating results of the Company’s midstream joint venture’s Black River natural gas cryogenic processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2020	2019
ASSETS
Current assets
Cash	$57,916	$40,024
Restricted cash	33,467	25,104
Accounts receivable
Oil and natural gas revenues	85,098	95,228
Joint interest billings	34,823	67,546
Other	17,212	26,639
Derivative instruments	6,727	—
Lease and well equipment inventory	10,584	10,744
Prepaid expenses and other current assets	15,802	13,207
Total current assets	261,629	278,492
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	5,295,931	4,557,265
Unproved and unevaluated	902,133	1,126,992
Midstream properties	841,695	643,903
Other property and equipment	29,561	27,021
Less accumulated depletion, depreciation and amortization	(3,701,551)	(2,655,586)
Net property and equipment	3,367,769	3,699,595
Other assets
Derivative instruments	2,570	—
Other long-term assets	55,312	91,589
Total assets	$3,687,280	$4,069,676
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,982	$25,230
Accrued liabilities	119,158	200,695
Royalties payable	66,049	85,193
Amounts due to affiliates	4,934	19,606
Derivative instruments	45,186	1,897
Advances from joint interest owners	4,191	14,837
Amounts due to joint ventures	—	486
Other current liabilities	37,436	51,828
Total current liabilities	290,936	399,772
Long-term liabilities
Borrowings under Credit Agreement	440,000	255,000
Borrowings under San Mateo Credit Facility	334,000	288,000
Senior unsecured notes payable	1,040,998	1,039,416
Asset retirement obligations	37,919	35,592
Derivative instruments	—	1,984
Deferred income taxes	—	37,329
Other long-term liabilities	30,402	43,131
Total long-term liabilities	1,883,319	1,700,452
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 116,847,003 and 116,644,246 shares issued; and 116,844,768 and 116,642,899 shares outstanding, respectively	1,169	1,166
Additional paid-in capital	2,027,069	1,981,014
Accumulated deficit	(741,705)	(148,500)
Treasury stock, at cost, 2,235 and 1,347 shares, respectively	(3)	(26)
Total Matador Resources Company shareholders’ equity	1,286,530	1,833,654
Non-controlling interest in subsidiaries	226,495	135,798
Total shareholders’ equity	1,513,025	1,969,452
Total liabilities and shareholders’ equity	$3,687,280	$4,069,676

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues
Oil and natural gas revenues	$238,676	$258,619	$744,461	$892,325
Third-party midstream services revenues	15,071	17,656	64,932	59,110
Sales of purchased natural gas	3,859	34,711	41,742	74,769
Lease bonus - mineral acreage	—	—	4,062	1,711
Realized (loss) gain on derivatives	(10,634)	1,701	38,937	9,482
Unrealized loss on derivatives	(22,737)	(24,012)	(32,008)	(53,727)
Total revenues	224,235	288,675	862,126	983,670
Expenses
Production taxes, transportation and processing	26,985	26,304	93,338	92,273
Lease operating	24,489	30,077	104,953	117,305
Plant and other midstream services operating	12,371	10,244	41,500	36,798
Purchased natural gas	2,610	33,984	32,734	69,398
Depletion, depreciation and amortization	89,749	101,043	361,831	350,540
Accretion of asset retirement obligations	499	468	1,948	1,822
Full-cost ceiling impairment	109,579	—	684,743	—
General and administrative	16,533	21,507	62,578	80,054
Total expenses	282,815	223,627	1,383,625	748,190
Operating (loss) income	(58,580)	65,048	(521,499)	235,480
Other income (expense)
Net loss on asset sales and inventory impairment	(200)	(160)	(2,832)	(967)
Interest expense	(20,352)	(19,701)	(76,692)	(73,873)
Other income (expense)	309	(1,348)	1,864	(2,126)
Total other expense	(20,243)	(21,209)	(77,660)	(76,966)
(Loss) income before income taxes	(78,823)	43,839	(599,159)	158,514
Income tax provision (benefit)
Deferred	(2,230)	10,197	(45,599)	35,532
Total income tax (benefit) provision	(2,230)	10,197	(45,599)	35,532
Net (loss) income	(76,593)	33,642	(553,560)	122,982
Net income attributable to non-controlling interest in subsidiaries	(12,861)	(9,623)	(39,645)	(35,205)
Net (loss) income attributable to Matador Resources Company shareholders	$(89,454)	$24,019	$(593,205)	$87,777
(Loss) earnings per common share
Basic	$(0.77)	$0.21	$(5.11)	$0.75
Diluted	$(0.77)	$0.21	$(5.11)	$0.75
Weighted average common shares outstanding
Basic	116,163	116,641	116,068	116,555
Diluted	116,163	116,983	116,068	117,063

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating activities
Net (loss) income	(76,593)	33,642	$(553,560)	$122,982
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss on derivatives	22,737	24,012	32,008	53,727
Depletion, depreciation and amortization	89,749	101,043	361,831	350,540
Accretion of asset retirement obligations	499	468	1,948	1,822
Full-cost ceiling impairment	109,579	—	684,743	—
Stock-based compensation expense	3,176	4,765	13,625	18,505
Deferred income tax (benefit) provision	(2,230)	10,197	(45,599)	35,532
Amortization of debt issuance cost	718	670	2,832	2,484
Net loss on asset sales and inventory impairment	200	160	2,832	967
Changes in operating assets and liabilities
Accounts receivable	941	(5,920)	53,001	(43,261)
Lease and well equipment inventory	(23)	2,470	(655)	4,777
Prepaid expenses and other current assets	(2,599)	255	(3,010)	(4,844)
Other long-term assets	(103)	969	1,681	678
Accounts payable, accrued liabilities and other current liabilities	17,608	(3,464)	(43,844)	(19,004)
Royalties payable	(2,274)	21,003	(19,144)	20,417
Advances from joint interest owners	(3,521)	7,028	(10,646)	3,869
Other long-term liabilities	(241)	1,617	(461)	2,851
Net cash provided by operating activities	157,623	198,915	477,582	552,042
Investing activities
Drilling, completion and equipping capital expenditures	(70,531)	(185,238)	(471,087)	(679,395)
Acquisition of oil and natural gas properties	(7,374)	(8,906)	(72,809)	(50,766)
Midstream capital expenditures	(36,417)	(71,243)	(234,359)	(192,035)
Expenditures for other property and equipment	(404)	210	(2,200)	(3,701)
Proceeds from sale of assets	215	250	4,789	21,921
Net cash used in investing activities	(114,511)	(264,927)	(775,666)	(903,976)
Financing activities
Repayments of borrowings	(35,000)	(25,000)	(35,000)	(35,000)
Borrowings under Credit Agreement	—	65,000	220,000	250,000
Borrowings under San Mateo Credit Facility	7,600	28,000	46,000	68,000
Cost to enter into or amend credit facilities	—	(830)	(660)	(1,443)
Proceeds from stock options exercised	—	—	45	3,300
Contributions related to formation of San Mateo I	—	—	14,700	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	20,678	35,000	119,700	77,330
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(12,740)	(11,515)	(45,570)	(39,200)
Taxes paid related to net share settlement of stock-based compensation	—	(26)	(1,556)	(3,691)
Other	(170)	(295)	6,680	(918)
Net cash (used in) provided by financing activities	(19,632)	90,334	324,339	333,078
Increase (decrease) in cash and restricted cash	23,480	24,322	26,255	(18,856)
Cash and restricted cash at beginning of period	67,903	40,806	65,128	83,984
Cash and restricted cash at end of period	$91,383	$65,128	$91,383	$65,128

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, prepayment premium on extinguishment of debt and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to the October 2020 merger. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company Shareholders	$(89,454)	$(276,064)	$24,019
Net income attributable to non-controlling interest in subsidiaries	12,861	9,957	9,623
Net (loss) income	(76,593)	(266,107)	33,642
Interest expense	20,352	18,231	19,701
Total income tax (benefit) provision	(2,230)	26,497	10,197
Depletion, depreciation and amortization	89,749	88,025	101,043
Accretion of asset retirement obligations	499	478	468
Full-cost ceiling impairment	109,579	251,163	—
Unrealized loss on derivatives	22,737	13,033	24,012
Non-cash stock-based compensation expense	3,176	3,369	4,765
Net loss on asset sales and inventory impairment	200	—	160
Consolidated Adjusted EBITDA	167,469	134,689	193,988
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(17,350)	(13,701)	(12,964)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$150,119	$120,988	$181,024

	Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$157,623	$109,574	$198,915
Net change in operating assets and liabilities	(9,788)	7,599	(23,958)
Interest expense, net of non-cash portion	19,634	17,516	19,031
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(17,350)	(13,701)	(12,964)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$150,119	$120,988	$181,024

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$26,247	$20,323	$19,642
Depletion, depreciation and amortization	7,277	5,822	4,249
Interest expense	1,827	1,766	2,502
Accretion of asset retirement obligations	56	50	58
Adjusted EBITDA	$35,407	$27,961	$26,451

	Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$26,131	$24,795	$23,834
Net change in operating assets and liabilities	7,716	1,477	199
Interest expense, net of non-cash portion	1,560	1,689	2,418
Adjusted EBITDA	$35,407	$27,961	$26,451

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring gains or losses or transaction costs for certain acquisitions and divestitures or other non-recurring expense items, along with the related tax effects for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(89,454)	$(276,064)	$24,019
Total income tax (benefit) provision	(2,230)	26,497	10,197
(Loss) income attributable to Matador Resources shareholders before taxes (1)	(91,684)	(249,567)	34,216
Less non-recurring and unrealized charges to (loss) income before taxes:
Full-cost ceiling impairment	109,579	251,163	—
Unrealized loss on derivatives	22,737	13,033	24,012
Net loss on asset sales and inventory impairment	200	—	160
Adjusted income attributable to Matador Resources shareholders before taxes	40,832	14,629	58,388
Income tax expense(1)	8,575	3,072	12,261
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$32,257	$11,557	$46,127

Basic weighted average shares outstanding, without participating securities	116,163	116,155	115,746
Dilutive effect of participating securities	677	685	895
Weighted average shares outstanding, including participating securities - basic	116,840	116,840	116,641
Dilutive effect of options and restricted stock units	704	569	342
Weighted average common shares outstanding - diluted	117,544	117,409	116,983
Adjusted earnings per share attributable to Matador Resources shareholders (non-GAAP)
Basic	$0.28	$0.10	$0.40
Diluted	$0.27	$0.10	$0.39

(1)Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its

D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Adjusted free cash flow for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger.

	Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Net cash provided by operating activities	$157,623	$109,574	$198,915
Net change in operating assets and liabilities	(9,788)	7,599	(23,958)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(16,585)	(12,873)	(11,776)
Performance incentives received from Five Point	—	—	—
Total discretionary cash flow	131,250	104,300	163,181

Drilling, completion and equipping capital expenditures	70,531	117,194	185,238
Midstream capital expenditures	36,417	74,604	71,243
Expenditures for other property and equipment	404	415	(210)
Decrease in capital accruals	(30,753)	(43,000)	(29,849)
Accrual-based San Mateo capital expenditures related to non-controlling interest in subsidiaries(2)	(6,083)	(26,870)	(60,285)
Total accrual-based capital expenditures(3)	70,516	122,343	166,137
Adjusted free cash flow	$60,734	$(18,043)	$(2,956)

(1)Represents Five Point’s 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below, and for the three months ended December 31, 2019, amounts related to Five Point’s $50 million carry of Matador’s proportionate interest in San Mateo II.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
(In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Net cash provided by San Mateo operating activities	$26,131	$24,795	$23,834
Net change in San Mateo operating assets and liabilities	7,716	1,477	199
San Mateo discretionary cash flow	33,847	26,272	24,033

San Mateo capital expenditures	36,333	74,712	71,921
(Decrease) increase in San Mateo capital accruals	(23,919)	(19,875)	13,166
Accrual-based San Mateo capital expenditures	12,414	54,837	85,087
Adjusted San Mateo free cash flow	$21,433	$(28,565)	$(61,054)